September 8, 2017 – 5:00 PM

Air Industries Group Receives Letter From NYSE AMERICAN Regarding Timely Notice of Record Date for 2017 Annual Meeting

Hauppauge, NY -- (Globe Newswire – September 8, 2017 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, received a letter from NYSE Regulation regarding its failure to notify NYSE American LLC of the "record date" for the Company’s 2017 Annual Stockholders' Meeting. The Company previously set August 10, 2017, as the record date for its 2017 Annual Meeting, meaning that only stockholders as of the close of business on August 10, 2017 are entitled to vote their respective shares at the Company's Annual Meeting to be held on October 3, 2017.

A company listed on the NYSE American LLC is required to provide the Exchange with notice of the record date for its Annual Stockholders' meeting at least 10 days prior to the record date. Air Industries failed to provide the requisite notice of the record date to the Exchange. As a result, it received a letter from NYSE Regulation on September 5, 2017, advising the Company that it did not comply with Section 703 of the NYSE American Company Guide.

Concurrently with the issuance of this press release, the Company is filing a Report on Form 8-K with the Securities and Exchange Commission related to this matter. The Company confirms August 10, 2017 as the record date for its upcoming Annual Meeting of Stockholders, which will be held on October 3, 2017.  The Company filed its proxy statement in connection with the 2017 Annual Meeting and the proxy statement and annual report materials have been mailed to its stockholders. Any stockholder which has not received the materials should contact the Company which will arrange for their delivery.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com